 GLOBALSTAR ANNOUNCES SECOND QUARTER 2025 FINANCIAL RESULTS
Reports revenue increase; reaffirms financial outlook

•Generated second quarter 2025 revenue of $67.1 million, an 11% increase over the prior-year period driven by higher wholesale capacity services and Commercial IoT revenue
•Entered into a launch services agreement with SpaceX for the launch of the second set of replacement satellites under construction by MDA Space pursuant to our 2022 satellite procurement agreement
•Announced that the Federal Communications Commission (FCC) Space Bureau accepted for filing Globalstar’s C-3 petition to advance our mobile satellite services (MSS) network expansion

Covington, LA, August 7, 2025 -- Globalstar, Inc. (Nasdaq: GSAT) (“Globalstar” or the “Company”) today announced its financial results for the second quarter ended June 30, 2025.

"Our second quarter results were strong with revenue increasing 11% to $67.1 million. Net income for the quarter was $19.2 million, while Adjusted EBITDA* was $35.8 million for the quarter, up from $32.6 million in the second quarter 2024 and reflecting a margin of 53%. Looking to the back half of the year, we are reiterating our previously-issued financial guidance for the year, with full year revenue expected to be in the range of $260 million to $285 million, and Adjusted EBITDA margin expected to be approximately 50%," commented Rebecca Clary, Chief Financial Officer.

Dr. Paul E. Jacobs, Chief Executive Officer, commented, “I am pleased with the execution on our infrastructure expansion plan to support the launch and operation of our third-generation C-3 satellite system. With the first C-3 antenna now live in Texas and construction underway at critical sites across North America, Asia and Europe, we are laying the groundwork for resilient, global connectivity that meets the demands of our partners and customers. Our new launch services agreement with SpaceX to support the upgrade of our current system, along with our growing collaboration with partners operating in the government sector, underscores the strength of our technology and its relevance across commercial, industrial, and government applications. These milestones reflect meaningful progress toward unlocking the full potential of our assets.”

RECENT OPERATIONAL HIGHLIGHTS

•Parsons and Globalstar Complete Successful Proof of Concept and Execute Commercial Agreement: Parsons Corporation, a global leader in national security and critical infrastructure solutions, recently completed a successful proof of concept, which validated performance and operational readiness for real-world deployment. Following this milestone, the parties executed a commercial access agreement advancing the strategic partnership into the commercial phase of a joint solution integrating Globalstar’s satellite capabilities with Parsons’ advanced software-defined communication technologies.

•Expanded Ground Infrastructure in Multiple Countries to Support C-3 Constellation: Globalstar completed installation of the first 6-meter tracking antenna dedicated to its third-generation C-3 satellite system at its flagship ground station in Texas. Globalstar also announced that it had commenced construction of new gateway infrastructure at ground stations in Japan and Canada, and signed an agreement to double its teleport footprint in Spain. This significant international expansion is expected to include approximately 90 additional antennas installed at 35 ground stations in 25 countries around the world, which together with the addition of 48 operational C-3 satellites, is designed to significantly enhance the Company’s satellite network capacity, resilience, and global reach.

•Launch Services Agreement Signed with SpaceX: Globalstar entered into an additional launch services agreement with SpaceX for a Falcon 9 mission to deploy the final set of nine replacement satellites currently under construction by MDA Space. Following the expected first launch in 2025, the second launch is projected to occur in 2026 and will complement Globalstar’s existing second-generation constellation to ensure continuous service delivery.
* Adjusted EBITDA is a non-GAAP financial measure. For more information, refer to “Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted EBITDA

•U.S. Army Collaboration to Advance Covert Sensing Capabilities: Globalstar signed a Cooperative Research and Development Agreement (CRADA) with the U.S. Army to evaluate the performance of its edge-processing satellite solutions in defense applications. The agreement underscores the utility of Globalstar’s low size, weight and power devices in enabling secure, autonomous communications in challenging environments.

SECOND QUARTER FINANCIAL REVIEW

Revenue

Total revenue for the second quarter of 2025 was $67.1 million, which was comprised of $63.2 million of service revenue and $3.9 million of revenue generated from subscriber equipment sales. Total revenue increased 11% from the prior year's second quarter due primarily to an increase in wholesale capacity services revenue and higher Commercial IoT subscribers and device sales.

Service revenue increased $5.6 million, or 10%, compared to the prior year's second quarter due primarily to revenue generated from wholesale capacity services, which increased $8.3 million during the period. The majority of the increase during the second quarter of 2025 related to the timing of service fees associated with the reimbursement of network-related costs.

For subscriber driven service revenue, Commercial IoT service revenue increased 5% from the prior year's second quarter due to an increase in the average number of subscribers. Gross subscriber activations have increased on a consecutive quarter basis as well as on a last twelve month basis, reaching the highest gross activations over this period in the Company's history. The growth in our IoT subscriber base evidences the continued customer interest in our Commercial IoT devices and service offerings. We also expect activations to increase following sales of our two-way reference design module. Offsetting the increase in Commercial IoT service revenue was a decrease in Duplex and SPOT service revenue due to subscriber churn over the last twelve months.

We also experienced an increase in revenue from subscriber equipment sales from a higher volume of both Commercial IoT and SPOT device sales during the second quarter of 2025 compared to the prior year's second quarter.

Income (Loss) from Operations

Income from operations was $6.1 million during the second quarter of 2025, compared to a loss from operations of $1.4 million during the prior year's second quarter. This improvement was due to higher revenue (as discussed above) and lower operating expenses.

Lower operating expenses for the second quarter of 2025 compared to the prior year’s second quarter were related to lower stock-based compensation and marketing, general and administrative ("MG&A") expenses. These decreases were offset partially by higher cost of services and cost of subscriber equipment sales (consistent with the increase in equipment sales revenue).

Operating expenses for the quarter were favorably impacted by our receipt of an employee retention credit in May 2025 as a result of our eligibility under the provisions of the Coronavirus Aid, Relief and Economic Security Act (the "CARES Act"). The total refund of $1.9 million reduced operating expenses during the second quarter of 2025.

Higher cost of services compared to the prior year’s second quarter resulted primarily from network operating costs to support our new and upgraded global ground infrastructure. A significant portion of these costs are reimbursed to us over time, and this consideration is recognized as revenue. Additionally, higher personnel costs to support product development and other growth opportunities also contributed to the increase in cost of services during the second quarter.

MG&A expense was lower than the prior year's second quarter due to the CARES Act credit received during the second quarter of 2025.

Net Income (Loss)

Net income was $19.2 million for the second quarter of 2025, compared to net loss of $9.7 million for the prior year's second quarter. This improvement was due primarily to higher revenue (discussed above), lower operating expenses (discussed above), a non-cash gain on the quarterly mark-to-market adjustment of our derivative asset as well as favorable fluctuations in foreign currency gains and losses due to the remeasurement of intercompany balances. Higher interest expense resulting from non-cash imputed interest on the 2024 prepayment agreement partially offset these favorable items.

Adjusted EBITDA

Adjusted EBITDA was $35.8 million during the second quarter of 2025 compared to $32.6 million during the prior year's second quarter. Higher revenue was offset partially by an increase in operating expenses (excluding adjustments for non-cash or non-recurring items).

While we continue to enhance and develop our XCOM RAN product and service offerings, we incur costs, primarily for personnel, in advance of significant revenue. Comparing the second quarter of 2025 to the prior year's second quarter, Adjusted EBITDA was unfavorably impacted by these costs (net of revenue) by $1.9 million. Adjusted EBITDA is a non-GAAP financial measure. For more information, refer to “Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted EBITDA."

YEAR TO DATE FINANCIAL REVIEW

Revenue

During the first six months of 2025, total revenue of $127.2 million was comprised of $120.3 million in service revenue and $6.9 million in revenue from subscriber equipment sales. This 9% increase in total revenue compared to the same period in 2024 was due primarily to an increase in wholesale capacity services revenue and higher Commercial IoT subscribers and device sales.

Consistent with the quarterly increase discussed above, service revenue for the first six months of 2025 increased $9.2 million, or 8%, due primarily to higher wholesale capacity services, which have expanded over this period.

Higher Commercial IoT subscribers also contributed to the increase in service revenue for the first half of 2025, generating a 4% increase in Commercial IoT service revenue. Fewer SPOT and Duplex subscribers partially offset the increase in service revenue.

A higher volume of Commercial IoT device sales increased revenue generated by subscriber equipment sales by 39% compared to the same period in 2024, reflecting strong sales of our one-way modules to date in 2025.

Loss from Operations

Loss from operations was $2.4 million for the first six months of 2025 compared to a loss of $6.1 million for the same period in 2024. This improvement was due to higher revenue (as discussed above) offset partially by higher operating expenses.

The increase in operating expenses compared to the same period in 2024 were driven by higher cost of services and cost of subscriber equipment sales (consistent with the increase in equipment sales revenue), as well as a loss on disposal of assets during the first quarter of 2025. These items were offset partially by lower stock-based compensation.

Higher cost of services for the first six months of 2025 compared to the same period in 2024 resulted primarily from costs incurred to enhance and develop our XCOM RAN product and service offerings as well as other ancillary costs associated with XCOM technology development, including certain non-cash amortized costs beginning in May 2024. Additionally, subscriber product development costs increased in line with progress made on our two-way Commercial IoT module and next-generation SPOT device. Cost of services was also impacted by higher network operating costs to support our new and upgraded global ground infrastructure.

Operating expenses were favorably impacted by employee retention credits received in 2025 as a result of our eligibility under the provisions of the CARES Act for 2021. The total credits of $3.9 million reduced operating expenses during the first six months of 2025, of which $2.7 million was allocated to cost of services and $1.2 million was allocated to MG&A expense, based on the employee costs incurred during the eligible period.

Net Income (Loss)

Net income was $1.9 million for the first six months of 2025, compared to a net loss of $22.9 million for the same period in 2024. This improvement was due primarily to higher revenue (discussed above), a non-cash gain on the quarterly mark-to-market adjustment of our derivative asset as well as favorable fluctuations in foreign currency gains and losses due to the remeasurement of intercompany balances. These favorable items were offset partially by higher operating expenses (discussed above) as well as higher interest expense resulting from non-cash imputed interest on the 2024 prepayment agreement.

Adjusted EBITDA

Adjusted EBITDA was $66.1 million during the first six months of 2025, compared to $62.2 million during the same period in 2024. Higher revenue was offset partially by an increase in operating expenses (excluding adjustments for non-cash or non-recurring items).

As discussed above, comparing the first six months of 2025 to the same period in 2024, Adjusted EBITDA was unfavorably impacted by the costs (net of revenue) associated with the development of XCOM RAN product and service offerings by $3.2 million.

Liquidity

As of June 30, 2025, we held cash and cash equivalents of $308.2 million, compared to $391.2 million as of December 31, 2024. During the first six months of 2025, net cash flows generated from operations were $209.7 million, capital expenditures were $271.8 million and net cash flows used in financing activities were $22.0 million. Cash and cash equivalents were also positively impacted by a $1.1 million effect of exchange rate changes. The net decrease in cash and cash equivalents during the first six months of 2025 was due primarily to capital expenditures associated with our commitments under the Updated Services Agreements, offset partially by funding of $124.7 million received in connection with the Infrastructure Prepayment (as described further in our periodic reports).

Operating cash flows include cash receipts from our customers for the performance of wholesale capacity services and the sale of satellite voice and data equipment and services. We use cash in operating activities primarily for network operating costs, personnel costs, inventory purchases and other general corporate expenditures. Investing outflows largely relate to network expansion and upgrades, including satellite construction and launch costs. Financing activities relate primarily to recoupment of the 2021 Funding Agreement by our largest customer and preferred stock dividend payments.

Adjusted free cash flow during the first six months of 2025 was $77.9 million compared to $51.9 million during the same period in 2024. This increase includes $30.0 million in accelerated service payments received during the first six months of 2025 pursuant to the Updated Services Agreements. Refer to "Reconciliation of Non-GAAP Adjusted Free Cash Flow" for further details on the calculation of this metric.

The principal amount of our debt outstanding was $400.2 million at June 30, 2025, compared to $417.5 million at December 31, 2024. This decrease was due to our scheduled recoupments of $17.3 million under the 2021 Funding Agreement.

FINANCIAL OUTLOOK

We reiterate our financial outlook for 2025, as follows:

•Total revenue between $260 million and $285 million
•Adjusted EBITDA margin of approximately 50%

This guidance reflects our current expectations that the potential impacts from tariffs will be minimal.

CONFERENCE CALL INFORMATION

The Company will host a conference call to discuss its second quarter 2025 results at 5:00 p.m. Eastern Time (ET) on Thursday, August 7, 2025. Details are as follows:

Earnings Call:	The earnings call will be available via webcast from the following link.

Webcast Link: https://edge.media-server.com/mmc/p/edgptfvv

To participate in the earnings call via teleconference or to participate in the live Q&A session, participants should register at the following link to receive an email containing the dial-in number and unique passcode.

Participant Teleconference Registration Link:
https://register-conf.media-server.com/register/BI5d53eea33a184825b2892a593e0c89b1

Audio Replay:	For those unable to participate in the live call, a replay of the webcast will be available in the Investor Relations section of the Company's website until August 7, 2026.

About Globalstar, Inc.
Globalstar empowers its customers to connect, transmit, and communicate smarter – easily, quickly, securely, and affordably – offering reliable satellite and terrestrial connectivity services as an international telecom infrastructure provider. The Company’s low Earth orbit ("LEO") satellite constellation ensures secure data transmission for connecting and protecting assets, transmitting critical operational data, and saving lives for consumers, businesses, and government agencies across the globe. Globalstar’s Band 53, and its 5G variant, n53, terrestrial spectrum offer carriers, cable companies, and system integrators a versatile, fully licensed channel for private networks with a growing ecosystem to improve customer wireless connectivity, while Globalstar’s XCOM RAN product offers significant capacity gains in dense wireless deployments. In addition to SPOT GPS messengers, Globalstar offers next-generation Internet of Things ("IoT") hardware and software products for efficiently tracking and monitoring assets, processing smart data at the edge, and managing analytics with cloud-based telematics solutions to drive safety, productivity, and profitability.

Note that all SPOT products described in this press release are the products of SPOT LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information, visit www.globalstar.com.

Investor Contact Information:
investorrelations@globalstar.com

Cautionary Statement About Forward-Looking Statements
Certain statements contained in this press release other than purely historical information, including, but not limited to, expectations regarding future revenue, financial performance, financial condition, liquidity, adjusted free cash flow, projections, estimates and guidance, statements relating to our business plans, objectives and expected operating results, our anticipated financial resources, our expectations about the future operational performance of our satellites (including their projected operational lives) and the completion and launch of new satellites, our expectations regarding the outcomes of regulatory and licensing proceedings, the expected growth prospects of our existing customers and the markets that we serve, our expectations relating to the impact of trade policies (including tariffs), our expectations about our ability to integrate the licensed technology into our current line of business, the expected benefits of the updated services agreements, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identified by the words “believe,” “project,” "might," "could," “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Risks and uncertainties that could cause or contribute to such differences include, without limitation, those described under Item 1A. Risk Factors of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and in the Company’s other filings with the SEC. The Company undertakes no obligation to update any of the forward-looking statements after the date of this press release to reflect actual results, future events or circumstances or changes in our assumptions, business plans or other changes.

This press release contains measures such as EBITDA, Adjusted EBITDA, and Adjusted free cash flow, which are not recognized under U.S. generally accepted accounting principles (GAAP). Reconciliations of these non-GAAP measures to amounts reported in the Company’s consolidated financial statements are provided in this press release. For forward-looking Adjusted EBITDA margin, the Company is unable to provide a reconciliation to the most comparable GAAP measure without unreasonable effort because estimating such GAAP measures and providing a meaningful reconciliation is extremely difficult and requires a level of precision that is unavailable for these future periods and the information needed to reconcile these measures is dependent upon future events, many of which are outside of our control as described above. Forward-looking non-GAAP measures are estimated consistent with the relevant definitions and assumptions.

GLOBALSTAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenue:
Service revenue	$63,216	$57,635	$120,283	$111,100
Subscriber equipment sales	3,932	2,750	6,897	5,765
Total revenue	67,148	60,385	127,180	116,865
Operating expenses:
Cost of services (exclusive of depreciation, amortization, and accretion shown separately below)	19,479	18,114	38,104	34,873
Cost of subscriber equipment sales	2,881	2,066	4,928	4,224
Marketing, general and administrative	9,683	10,353	21,272	20,999
Stock-based compensation	5,949	9,164	12,906	18,391
Reduction in the value and disposal of long-lived assets	—	—	7,038	305
Depreciation, amortization, and accretion	23,010	22,110	45,287	44,207
Total operating expenses	61,002	61,807	129,535	122,999
Income (loss) from operations	6,146	(1,422)	(2,355)	(6,134)
Other income (expense):
Interest income and expense, net of amounts capitalized	(7,428)	(3,644)	(15,373)	(7,429)
Foreign currency gain (loss)	11,966	(4,493)	16,072	(8,335)
Derivative and other	6,697	58	6,284	(791)
Total other income (expense)	11,235	(8,079)	6,983	(16,555)
Income (loss) before income taxes	17,381	(9,501)	4,628	(22,689)
Income tax (benefit) expense	(1,827)	182	2,751	190
Net income (loss)	$19,208	$(9,683)	$1,877	$(22,879)

Net income (loss) attributable to common shareholders	16,564	(12,327)	(3,382)	(28,167)
Net income (loss) per common share:
Basic (1)	$0.13	$(0.10)	$(0.03)	$(0.22)
Diluted (1)	0.13	(0.10)	(0.03)	(0.22)
Weighted-average shares outstanding:
Basic (1)	126,614	125,614	126,545	125,560
Diluted (1)	127,854	125,614	126,545	125,560
(1) The number of shares as of June 30, 2024 have been restated to reflect the 1:15 reverse stock split effectuated on February 10, 2025. All historical share and per share amounts for the periods prior to the completion of the reverse stock split reflected in this press release have been adjusted to reflect the reverse stock split.

GLOBALSTAR, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value and share data)
(Unaudited)

	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$308,226	$391,164
Accounts receivable, net of allowance for credit losses of $1,456 and $1,504, respectively	24,775	26,952
Inventory	11,485	10,741
Prepaid expenses and other current assets	18,905	18,714
Total current assets	363,391	447,571
Property and equipment, net	900,842	673,632
Operating lease right of use assets, net	60,483	31,835
Prepaid network costs	324,139	312,342
Derivative asset	117,184	108,799
Intangible and other assets, net of accumulated amortization of $10,094 and $7,625, respectively	143,110	136,058
Total assets	$1,909,149	$1,710,237
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$22,708	$34,600
Accounts payable and accrued expenses	38,996	29,677
Accrued network construction costs	15,989	15,613
Payables to affiliates	315	394
Deferred revenue, net	51,232	61,201
Total current liabilities	129,240	141,485
Long-term debt	468,799	476,822
Operating lease liabilities	51,406	26,256
Deferred revenue, net	473,306	288,171
Other non-current liabilities	425,518	418,620
Total non-current liabilities	1,419,029	1,209,869

Total liabilities	1,548,269	1,351,354

Stockholders’ equity:
Series A Perpetual Preferred Stock of $0.0001 par value; 300,000 shares authorized and 149,425 issued and outstanding at June 30, 2025 and December 31, 2024, respectively	—	—
Voting Common Stock of $0.0001 par value; 143,333,334 shares authorized; 126,669,119 and 126,424,799 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively (1)	13	13
Additional paid-in capital (1)	2,484,106	2,473,564
Accumulated other comprehensive income	3,030	13,452
Retained deficit	(2,126,269)	(2,128,146)
Total stockholders’ equity	360,880	358,883
Total liabilities and stockholders’ equity	$1,909,149	$1,710,237
(1) The number of shares as of December 31, 2024 have been restated to reflect the 1:15 reverse stock split effectuated on February 10, 2025. All historical share and per share amounts for the periods prior to the completion of the reverse stock split reflected in this press release have been adjusted to reflect the reverse stock split.

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net income (loss)	$19,208	$(9,683)	$1,877	$(22,879)

Interest income and expense, net	7,428	3,644	15,373	7,429
Derivative (gain) loss	(6,332)	26	(5,905)	979
Income tax (benefit) expense	(1,827)	182	2,751	190
Depreciation, amortization, and accretion	23,010	22,110	45,287	44,207
EBITDA (1)	41,487	16,279	59,383	29,926

Non-cash compensation	5,949	9,164	12,906	18,391
Foreign exchange gains and losses and other	(12,386)	4,410	(16,506)	8,148
Reduction in the value and disposal of long-lived assets	—	—	7,038	305
Non-cash expenses associated with the License Agreement (2)	738	2,178	2,617	3,570
Transaction costs in connection with the Updated Services Agreements	—	530	702	1,855
Adjusted EBITDA (1)	$35,788	$32,561	$66,140	$62,195

(1)	EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses, and certain other non-cash or non-recurring charges as applicable. Management uses Adjusted EBITDA to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net loss. These terms, as defined by us, may not be comparable to similarly titled measures used by other companies.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenues and operating profit, to measure operating performance.

(2)	In connection with the License Agreement with XCOM, the Company entered into a Support Services Agreement (the “SSA”). Fees payable by Globalstar pursuant to the SSA were paid in shares of its common stock prior to its termination in 2025. Costs also include the initial non-cash intangible asset technology amortization associated with the initial purchase of certain intangible assets made in the form of Globalstar common stock.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(In thousands, except subscriber and ARPU data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Service revenue:
Wholesale capacity services	$42,385	$34,075	$79,094	$65,287
Subscriber services
Commercial IoT	7,051	6,716	13,631	13,153
SPOT	9,224	10,379	18,595	20,622
Duplex	3,677	4,965	7,129	9,720
Government and other services	879	1,500	1,834	2,318
Total service revenue	63,216	57,635	120,283	111,100

Subscriber equipment sales	3,932	2,750	6,897	5,765

Total revenue	$67,148	$60,385	$127,180	$116,865

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Average subscribers
Commercial IoT	534,505	508,518	528,869	506,793
SPOT	224,885	246,182	227,546	248,329
Duplex	21,841	27,893	22,638	28,715
Other	239	302	248	306
Total	781,470	782,895	779,301	784,143

ARPU (1)
Commercial IoT	$4.40	$4.40	$4.30	$4.33
SPOT	13.67	14.05	13.62	13.84
Duplex	56.12	59.33	52.49	56.42

(1)    ARPU measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of operations. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.

GLOBALSTAR, INC.
RECONCILIATION OF NON-GAAP ADJUSTED FREE CASH FLOW
(In thousands)
(Unaudited)

	Six Months Ended
	June 30, 2025	June 30, 2024
Net cash provided by operating activities (1)	$209,741	$66,486
Less: payments received pursuant to the Infrastructure Prepayment	(124,690)	—
Less: capital expenditures, excluding reimbursable network purchases (2)	(7,111)	(14,542)
Adjusted free cash flow (3)	$77,940	$51,944

(1)	Net cash provided by operating activities is calculated under GAAP and is reflected in the Company's consolidated statements of cash flows.
(2)	Excludes the reimbursable portion of upfront network purchases for the Phase 2 Service Period and the Extended MSS Network pursuant to the Updated Services Agreements. The costs are reimbursed under such agreements in future periods.
(3)	Free cash flow is calculated using net cash provided by operating activities less capital expenditures (which may also be referred to as network upgrades). The Company excludes capital expenditure payments made pursuant to the Updated Services Agreements; amounts which are prepaid by the Customer pursuant to such agreements, that are recorded as operating cash flows, are also excluded from this calculation as those amounts are used to fund associated capital expenditures. Free cash flow as so defined may not be similar to free cash flow as defined by other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's consolidated financial statements. The Company believes that free cash flow is a useful financial metric concerning liquidity, reflecting available cash after capital expenditures, that may be used to fund general corporate expenditures as well as for investments in strategic growth opportunities.